Exhibit 4.33

EXECUTION VERSION

DATED MARCH, 10 2026

OPERADORA HOTELERA G.I., S.A. DE C.V.

AND

MURANO PV, S.A. DE C.V.

AND

MURANO GLOBAL INVESTMENTS PLC AND ELIAS SACAL CABABIE

AND

CERTAIN ENTITIES AS THE ORIGINAL CONSENTING NOTEHOLDERS

LOCK-UP AGREEMENT RELATING TO THE 11.000% SENIOR SECURED NOTES DUE 2031

[Signature page to the Lock-Up Agreement]

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND INTERPRETATION	3

2.	CONSENTING NOTEHOLDERS’ RIGHTS AND OBLIGATIONS	11

3.	EFFECTIVENESS	13

4.	CONSENTING NOTEHOLDER UNDERTAKINGS	13

5.	MURANO PARTIES’ UNDERTAKINGS	15

6.	SPONSOR UNDERTAKINGS	18

7.	LIMITATIONS	19

8.	ACCESSION AND TRANSFER	20

9.	REPRESENTATIONS AND WARRANTIES OF THE CONSENTING NOTEHOLDERS	22

10.	MURANO PARTIES REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	23

11.	TERMINATION	25

12.	RELATIONSHIP AMONG CONSENTING NOTEHOLDERS	26

13.	CONFIDENTIALITY	31

14.	RELATIONSHIP WITH OTHER DOCUMENTS	33

15.	RESERVATION OF RIGHTS	33

16.	SPECIFIC PERFORMANCE	34

17.	FURTHER ASSURANCE	34

18.	COSTS AND EXPENSES	34

19.	NOTICES	34

20.	AMENDMENTS AND WAIVERS	36

21.	ENTIRE AGREEMENT	36

22.	SEVERABILITY	37

23.	COUNTERPARTS	37

24.	GOVERNING LAW AND JURISDICTION	37

Schedule 1 FORM OF NOTEHOLDER ACCESSION DEED	39

Schedule 2 Term Sheet	42

THIS AGREEMENT (the “Agreement”) is dated March  , 2026 and made between:

(1)	OPERADORA HOTELERA G.I., S.A. DE C.V., a company incorporated under the laws of Mexico (the “Operator Guarantor”);

(2)	MURANO PV, S.A. DE C.V., a company incorporated under the laws of Mexico (the “Parent Guarantor” and together with the Operator Guarantor, the “Murano Guarantors”);

(3)	MURANO GLOBAL INVESTMENTS PLC, a company incorporated under the laws of Jersey, and ELIAS SACAL CABABIE (the “Sponsors”); and

(4)	THE ORIGINAL CONSENTING NOTEHOLDERS listed in the signature pages to this Agreement.

IT IS AGREED, in consideration of the promises and mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged by each Party, as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless a contrary indication appears, a term defined in the Indenture (as defined below) has the same meaning in this Agreement.  In addition, the following capitalised terms used in this Agreement shall have the following meanings:

“Additional Consenting Noteholder”	means each Noteholder (other than an Original Consenting Noteholder) which has agreed to be bound by the terms of this Agreement as a Consenting Noteholder in accordance with Clause 8.

“Ad Hoc Group”
means the ad hoc group of Noteholders from time to time (as notified in writing to the Murano Parties) formed for the purposes of considering and negotiating the Transaction and which has retained the AHG Advisors, but excluding any Noteholder that ceases to be a Consenting Noteholder in accordance with the terms of this Agreement.

“Advisor”	means any professional advisor, including, without limitation, a legal or financial advisor or external auditor.

“AHG Advisors”
means Cleary Gottlieb Steen & Hamilton LLP and Galicia Abogados, S.C. in their capacities as legal advisors to the Ad Hoc Group and whose fees are to be paid in accordance with the terms of the AHG Advisors Fee Letters.

“AHG Advisors Fee Letters”	means the fee letters in relation to each of the AHG Advisors executed by the Murano Parties (as applicable).

“Agreement”	means this agreement.

“Bankruptcy Event of Default”	means any Event of Default under Section 6.01(g) or Section 6.01(h) of the Indenture.

“Business Day”	means each day other than a Saturday, Sunday or any day on which banking institutions in New York City or Mexico City are authorised or required by law or executive order to close.

“Chosen Courts”	has the meaning given to that term under Clause 24.2.

“Clearing Systems”	means The Depository Trust Company, Euroclear Bank SA/NV and Clearstream Banking, S.A.

“Confidential Annexure”
means in relation to a Consenting Noteholder, the confidential annexure to its signature page to this Agreement, a Noteholder Accession Deed or any written notice of a Transfer delivered under Clause 8.3.2 with respect to the aggregate principal amount of its Locked-Up Notes.

“Consenting Noteholder”
means each Original Consenting Noteholder and each Additional Consenting Noteholder which has executed and delivered a Noteholder Accession Deed to the Murano Parties in accordance with Clause 8.3.1, but excluding those Noteholders who have been discharged from their obligations under this Agreement pursuant to Clause 8.4.1.

“Definitive Documents”
means all the documents, agreements and instruments necessary to implement or give effect to the Transaction, provided that such documents, agreements and instruments are in each case (i) consistent with the terms of the Transaction; and (ii) on such terms as agreed between the Murano Parties and the Ad Hoc Group (acting by the AHG Advisors).

“Effective Date”	has the meaning given to that term under Clause 3.2 of this Agreement.

“Enforcement Action”
means:

(a)         demanding payment, declaring prematurely due and payable or otherwise seeking to accelerate payment of, placing on demand, demanding cash cover or requiring the Issuer Trust or any Murano Party to pay, repay, prepay, discharge, redeem, purchase or acquire all or any part of the indebtedness owed to the relevant Noteholder under the Notes;

(b)       exercising or enforcing any right under any guarantee or any security interest, exercising any right of set‑off, any right of combination of accounts arising under the terms of the Indenture or any other documents related to the Notes;

(c)         taking any legal action against any director, officer or agent of any Murano Party with respect to non‑payment or other defaults under the terms of the Notes;

(d)         petitioning for (or taking or supporting any other formal step which may lead to) any action, legal process (including legal proceedings, execution, distress or diligence) or other procedure or step being taken in relation to any of the Murano Parties with respect to any insolvency or winding up proceedings in relation to the Notes;

(e)      suing, claiming or instituting or continuing any legal process (including legal proceedings, arbitration, attachment, execution, distress or diligence) against any of the Murano Parties in respect of any amounts outstanding under the Notes, or all or any part of its assets;

(f)        the Trustee taking action pursuant to any Noteholder issuing instructions to it in respect of paragraphs (a) to (e) above; and/or

(g)        assisting or supporting any person in connection with (or procuring that any other person takes, assists or supports) any action in respect of paragraphs (a) to (f) above.

“Governmental Body”
means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency of such body, or any court or arbitrator (public or private).

“Group”	means the Murano Parties and any other Subsidiaries of the Parent Guarantor, and “Group Company” shall mean any member of the Group.

“Guarantors”	means the Murano Guarantors and the Subsidiary Guarantors.

“Indenture”	means the indenture dated September 12, 2024, between the Murano Parties, the Indenture Trustee and the Onshore Collateral Agent governing the Notes.

“Indenture Trustee”	has the meaning given to that term in the Indenture.

“Issuer Trust”	means Banco Multiva, S.A., Grupo Financiero Multiva, Division Fiduciaria (as successor of Cibanco, S.A., Institucion de Banca Multiple), solely as trustee of Trust No. CIB/4323

“Legal Proceeding”	has the meaning given to that term under Clause 24.2.

“Lock-Up Period”	means the period (i) starting on the applicable Effective Date; and (ii) ending on the relevant Termination Date.

“Locked-Up Notes”	means, at any time, with respect to a Consenting Noteholder, the aggregate amount of its claims against the Issuer Trust with respect to:

(a)         in the case of an Original Consenting Noteholder, the aggregate principal amount of the Notes beneficially held by such Original Consenting Noteholder as specified in the Confidential Annexure to its signature page to this Agreement;

(b)         in the case of an Additional Consenting Noteholder, the aggregate principal amount of the Notes beneficially held by such Additional Consenting Noteholder as is specified in the Confidential Annexure of the relevant Noteholder Accession Deed; and

(c)         any additional Notes beneficially acquired by an Original Consenting Noteholder or an Additional Consenting Noteholder (or, if applicable, by a beneficial owner of Notes which it advises or manages) after the date of this Agreement in the case of an Original Consenting Noteholder, or, after the date of the relevant Noteholder Accession Deed in the case of an Additional Consenting Noteholder, less, in each case, the aggregate amount of such Notes sold, transferred, assigned or otherwise disposed of by such Consenting Noteholder and duly notified to the Murano Parties and the AHG Advisors in accordance with Clause 8.3  hereof, and excluding (i) any Notes held in custody for a third party where the relevant Consenting Noteholder does not have a right to vote or exercise any rights in respect of such Notes other than upon instruction of such third party, and (ii) any Notes held or controlled by one or more of its proprietary trading desks when acting as a Qualified Market Maker.

“Long Stop Date”	means the date falling three (3) months after the Original Effective Date (or such later date as agreed to by the Super Majority Consenting Noteholders).

“Majority Consenting Noteholders”	means, on any date, the Consenting Noteholders who hold more than 50% of the aggregate holdings of all Notes held by all Consenting Noteholders at such date.

“Material Adverse Change”
means, by reference to the position as at the date of this Agreement, a material adverse change in or a material adverse effect on:

(a)        the ability of any Murano Party to: (i) perform its material obligations under this Agreement; or (ii) implement or consummate the Transaction; or

(b)       the consolidated financial condition, assets or business of the Group taken as a whole.

“Murano Parties”	means the Issuer Trust and the Guarantors.

“Noteholder”
means either (i) a legal and/or beneficial owner of any of the Notes, (ii) an investment manager for, or Advisor to, discretionary accounts or funds that are a legal and/or beneficial owner of any of the Notes, or (iii) any successor thereof.

“Noteholder Accession Deed”	means an accession letter substantially in the form set out in Schedule 1 (Form of Noteholder Accession Deed).

“Notes”	means the 11.000% senior secured notes due 2031 issued by the Issuer Trust.

“Onshore Collateral Agent”	has the meaning given to that term in the Indenture.

“Original Consenting Noteholder”
means each Noteholder (other than an Additional Consenting Noteholder) which has agreed to be bound by the terms of this Agreement on the Effective Date, but excluding those Noteholders who have been discharged from their obligations under this Agreement pursuant to Clause 8.4.1.

“Party”	means a party to this Agreement.

“Qualified Market Maker”
means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers, and sell to customers, Notes (or enter with customers into long and short positions in respect of the Notes, in its capacity as a dealer or market-maker in the Notes); and (b) is, in fact, regularly in the business of making a two-way market in the Notes.

“Related Fund”
means, in relation to a fund or account (the “first fund”), a fund or account that is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Default”	means the default under Section 6.01(b) of the Indenture for failure to pay the interest due under the Notes on September 12, 2025 and March 12, 2026.

“Securities Act”	means the Securities Act of 1933, as amended.

“Subsidiary Guarantors”	means Banco Multiva, S.A., Grupo Financiero Multiva, Division Fiduciaria (as successor of Cibanco, S.A., Institucion de Banca Multiple), solely as trustee of Trust No. CIB/3224 and Trust No. CIB/3001.

“Super Majority Consenting Noteholders”
means, on any date, the Consenting Noteholders who hold more than 75% of the aggregate holdings of all Notes held by all Consenting Noteholders at such date; and provided that Notes held by any Consenting Noteholder that takes any action in breach of the provisions of this Agreement shall be disregarded in determining Super Majority Consenting Noteholders.

“Surviving Provisions”	has the meaning given to that term in Clause 11.10.

“Termination Date”	means the earlier of: (a) the Long Stop Date; (b) the occurrence of a Bankruptcy Event of Default;

(c)         the date on which the Majority Consenting Noteholders deliver a termination notice pursuant to Clause 11.2;

(d)       the date on which the Murano Parties and the Super Majority Consenting Noteholders agree to terminate this Agreement in accordance with Clause 11.7; and

(e)           the Transaction Effective Date.

“Transaction”
means the transaction in relation to the Notes on the terms set out in Schedule 2 (Term Sheet), or such alternative terms or with such modifications as, may be agreed, in each case, in accordance with Clause 20.

“Transaction Effective Date”	means the effective date for the Transaction (in accordance with the term so the Definitive Documents).

“Transfer”	has the meaning given to that term in Clause 8.3.

1.2	Interpretation

1.2.1
A “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), Governmental Body, agency, organisation or other entity, whether or not having separate legal personality.

1.2.2	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Ad Hoc Group” includes, where the context requires, each member of the Ad Hoc Group in its capacity as such and in no other capacity;

(b)	a provision of law is a reference to that provision as amended or re‑enacted;

(c)	a “Condition” means a condition under the terms and conditions of the Notes as set out in the Indenture;

(d)	“includes”, “included” or “including” shall be construed without limitation;

(e)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment of money, whether present or future, actual or contingent;

(f)	any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(g)	a document, agreement or instrument is a reference to that document, agreement or instrument, as amended, restated, amended and restated, supplemented or modified from time to time;

(a)
an “amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and “amend” and “amended” will be construed accordingly;

(b)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(c)	“Ps.”, “Mexican Peso”, and “pesos” denote the lawful currency of the United Mexican States;

(d)	“USD”, “U.S. dollars” and “$” denote the lawful currency of the United States of America; and

(e)	words imparting the plural shall include the singular and vice versa and words imparting one gender shall include all genders.

1.2.3
Clause and schedule headings are for ease of reference only and references to a Clause or a Schedule are to a clause of or a schedule to this Agreement, respectively. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. References to this Agreement shall include the Schedules.

1.3	Dates other than a Business Day

If any obligation is to be performed under the terms of this Agreement on a date other than a Business Day and is not capable of being performed on such date, the relevant obligation shall be performed on the next Business Day.

2.	CONSENTING NOTEHOLDERS’ RIGHTS AND OBLIGATIONS

2.1
The rights of each Consenting Noteholder under or in connection with this Agreement are separate and independent rights.  A Consenting Noteholder may separately enforce its rights under and in accordance with this Agreement.

2.2
The obligations of each Consenting Noteholder under this Agreement are separate and independent obligations.  Failure by a Consenting Noteholder to perform its obligations under this Agreement does not affect the obligations of any other Consenting Noteholder. No Consenting Noteholder is responsible for the obligations of any other Consenting Noteholder.

Execution by Consenting Noteholders

2.3
Each of the Consenting Noteholders enters into or accedes to this Agreement in its capacity as a Consenting Noteholder, as applicable, as specified on its signature page to this Agreement, and only in respect of the relevant Notes that it holds in that capacity and not in any other capacity or in respect of any other debt or other instrument. For the avoidance of doubt, a Consenting Noteholder may be entering into this Agreement in more than one capacity and if it provides more signature pages to this Agreement specifying separate capacities, its participation in this Agreement in those separate capacities shall be treated separately for each capacity. Furthermore, and notwithstanding anything to the contrary in this Agreement, if a Consenting Noteholder is entering into or acceding to this Agreement in respect of a specific business unit (as specified in its signature to this Agreement, Noteholder Accession Deed or any written notice of a Transfer delivered under Clause 8.3.2) (a “Specific Business Unit”), then the terms of this Agreement shall only apply to such Specific Business Unit and not to any other business unit within that legal entity that has not signed or acceded to this Agreement (in accordance with the terms of this Agreement), and therefore, that Consenting Noteholder shall not be required to procure compliance with this Agreement on behalf of such other business unit within that legal entity.

2.4	Where a Consenting Noteholder enters into or accedes to this Agreement in its capacity as investment manager or investment adviser on behalf of funds or accounts it manages or advises:

2.4.1
if a specific fund(s) or separate account(s) is specified in such Consenting Noteholder’s signature page (each, a “Specified Fund or Separate Account”), this Agreement shall apply to that investment manager or investment adviser only with respect to the Specified Fund or Separate Account, and will not apply to any other fund or account managed or advised by that investment manager or investment adviser or to its or their affiliates and any funds or accounts managed or advised by its or their affiliates; and

2.4.2
references in this Agreement to Locked-Up Notes beneficially acquired, beneficially owned or held by the Consenting Noteholder shall include Notes which are (A) beneficially owned by a Noteholder that is managed or advised by the Consenting Noteholder, and (B) subject to the discretionary management and control of the Consenting Noteholder.

2.5	If any investment manager or investment adviser (as applicable) enters into or accedes to this Agreement on behalf of funds or accounts it manages or advises, each other Party acknowledges that:

2.5.1	the relevant investment manager or investment adviser (as applicable) does not execute this Agreement in any personal capacity;

2.5.2	the relevant investment manager or investment adviser (as applicable) executes this Agreement pursuant to, and to the extent of, its authority to act in such capacity; and

2.5.3
the relevant investment manager or investment adviser (as applicable) does not make any representations, warranties or undertakings of any kind in any personal capacity to any Party, and shall have no personal liability whatsoever to any Party, under or in connection with this Agreement, and no Party will have any recourse to it in any personal capacity in any way whatsoever.

3.	EFFECTIVENESS

3.1	This Agreement shall become effective and binding on the date (the “Original Effective Date”) on which:

3.1.1	this Agreement has been executed by the Murano Parties and Noteholders who collectively beneficially hold more than 81% of the outstanding Notes at such date; and

3.1.2
the  Ad Hoc Group Advisors confirm in writing that the Issuer Trust and/or the Guarantors has paid all outstanding and accrued invoices in relation to the payable fees, documented costs and expenses of the AHG Advisors in accordance with the terms of the AHG Advisors Fee Letters.

3.2
A Noteholder which accedes to this Agreement as an Additional Consenting Noteholder after the Original Effective Date shall be bound by its terms as of and from the date on which such Noteholder becomes a party to this Agreement as a Consenting Noteholder (the “Additional Effective Date” and, together with the Original Effective Date, the “Effective Date”) in accordance with Clause 8.

4.	CONSENTING NOTEHOLDER UNDERTAKINGS

4.1
Subject to Clause 4.3 and the other terms of this Agreement, with effect from the applicable Effective Date, each Consenting Noteholder hereby undertakes in favour of the Murano Parties that it will (or, as applicable, will cause that a duly authorised representative will) during the Lock-Up Period:

4.1.1	enter into good faith negotiations (which, in the case of members of the Ad Hoc Group, may be facilitated by the AHG Advisors) with the Murano Parties with a view to agreeing the Definitive Documents;

4.1.2	vote in favour of:

(a)	the Transaction, including all required instructions to the Indenture Trustee and the Collateral Agents to implement the Transaction and execute the Definitive Documents;

(b)	any other matters requiring approval under the terms and conditions of the Notes that are necessary or desirable to implement the Transaction; and

(c)	any other amendment, waiver, consent or other proposal reasonably related to and/or necessary to implement and consummate the Transaction;

4.1.3
execute and, if applicable, deliver (within a reasonably requested applicable time period) any other document or notice, confirmation, consent, order, instruction or direction in a form agreed between the AHG Advisors and the Murano Parties that is consistent with and necessary to support, facilitate, implement or otherwise give effect to the Transaction;

4.1.4
not commence, take, support or actively assist (or request, instruct or procure that any other person (including the Trustee) commence, take, support or actively assist) any judicial, arbitration or regulatory proceedings or any other action that would reasonably be expected to impede, prevent or frustrate the implementation or consummation of the Transaction;

4.1.5	subject to Clause 4.2, forbear from taking any Enforcement Action against any Group Company that it may have as a result of any Relevant Default; and

4.1.6
provide (at the Murano Parties’ sole cost and expense) information or assistance reasonably requested by the Murano Parties, Ad Hoc Group or the AHG Advisors to support, facilitate, implement or otherwise give effect to the Transaction, including, without limitation, information or assistance required to obtain consents, approvals, authorizations, or regulatory or statutory clearance in connection with the Transaction.

4.2
The forbearance agreed to by the Consenting Noteholders pursuant to Clause 4.1.5 above is temporary and shall apply only (i) to the Relevant Defaults and (ii) during the Lock-Up Period.  At the end of the Lock-Up Period such forbearances (as applicable) shall terminate and all rights and remedies which would have been available to the Consenting Noteholders had such undertakings not been granted shall become immediately available and the Consenting Noteholders will be immediately entitled to take and/or vote in favour of taking any Enforcement Action in respect of any of the Relevant Defaults.

4.3	Except as expressly provided for in this Agreement, nothing in this Agreement will:

4.3.1
oblige any Consenting Noteholder to take any step if taking that step (a) would require that Consenting Noteholder to incur any obligations or liabilities (including entering into or granting any indemnity or commencing or pursuing any legal or arbitration proceedings against any party), costs or expenses or to waive any rights at law, other than those expressly contemplated in this Agreement or by the Transaction, or (b) would require the Consenting Noteholders to grant an indemnity to the Trustee; or

4.3.2
restrict any Consenting Noteholder from enforcing this Agreement, the Notes or the Indenture, challenging any material deviation from Schedule 2 (Term Sheet), or complying with any subpoena, court order, Governmental Body request, or legal/regulatory obligation.

4.4	Subject at all times to Clause 13, each Consenting Noteholder shall:

4.4.1
provide to the AHG Advisors and the Murano Parties a written confirmation of the aggregate principal amount of its Locked-Up Notes as at the applicable Effective Date together with a statement of holdings confirming such amount from its prime broker or custodian; and

4.4.2	thereafter, promptly, and in any event within three (3) Business Days, notify the AHG Advisors and the Murano Parties of any change of the aggregate principal amount of its Locked-Up Notes.

5.	MURANO PARTIES’ UNDERTAKINGS

5.1
The Murano Guarantors shall (and, shall procure that each other Group Company (including the Issuer Trust and the Subsidiary Guarantors) will) during the Lock-Up Period promptly take all actions required in order to support, facilitate, implement, consummate or otherwise give effect to the Transaction, including:

5.1.1	enter into good faith negotiations with a view to agreeing the Definitive Documents with the Ad Hoc Group (including by negotiation with the AHG Advisors);

5.1.2
not take, encourage or support (or procure that any other person takes, encourages or supports) any action which would be, or would be reasonably expected to be, inconsistent with this Agreement or the implementation or consummation of the Transaction, or delay, impede, frustrate or prevent the implementation or consummation of the Transaction, including:

(a)
delaying, challenging, objecting to, encouraging or supporting any challenge or objection to any terms of the Transaction or any other step proposed to support, facilitate, implement, consummate or otherwise give effect to all or any part of the Transaction;

(b)
commencing, taking, supporting or actively assisting (or requesting, instructing or procuring that any other person commence, take, support or actively assist) any judicial, arbitration or regulatory proceedings or any action inconsistent with the Transaction or the terms of this Agreement, or which would reasonably be expected to be inconsistent with, or otherwise delay, impede, frustrate or prevent the implementation or consummation of the Transaction or breach or be inconsistent with this Agreement taken as a whole, including supporting, negotiating or preparing any alternative restructuring, refinancing, recapitalisation, arrangement, composition or other procedure in respect of the Group that is inconsistent with the Transaction or this Agreement taken as a whole;

(c)	soliciting, encouraging, discussing, facilitating, consenting to or entering into any other proposal or transaction in relation to the Notes other than the Transaction;

(d)
taking or consenting to the taking of any action which supports or favours any proposed winding-up, dissolution, administration or reorganisation of any Group Company or any other proposed composition, compromise, general assignment or arrangement with or for the benefit of any creditor of the Murano Parties or any other Group Company with a view to rescheduling or otherwise restructuring indebtedness, other than where reasonably necessary as agreed by the Majority Consenting Noteholders for the purposes of the implementation and consummation of the Transaction or if required by law; and

(e)
taking or consenting to the taking of any action which would breach or be inconsistent with the Transaction or this Agreement, or would deprive Noteholders of the benefits of the Transaction in any material respect;

5.1.3	oppose the making of any temporary restraining injunctive relief which would delay, impede, frustrate or prevent the implementation or consummation of the Transaction;

5.1.4	progress, cooperate with, actively assist and take all actions and steps to implement the Transaction as soon as reasonably practicable and before the Long Stop Date, including, without limitation:

(a)	take all reasonable steps to obtain any necessary consents or authorisations required to implement the Transaction;

(b)
take reasonable steps to obtain, or assist the Noteholders in obtaining, any authorisations or licenses from governmental agencies which are necessary or recommended upon the advice of its Advisors or the AHG Advisors in order to implement or consummate the Transaction;

(c)
issue all notices (including notices of meetings), execute and deliver (as applicable) any and all Definitive Documents and documents, agreements, instructions, proxies, directions and consents, make all announcements and take such other action which may be necessary to give effect to the Transaction;

(d)
propose, file and take all reasonable efforts to obtain registration by the relevant authorities of any legal process or proceedings contemplated by or required to implement the Transaction and instructing counsel in connection with the same;

(e)
call or convene all board, creditor and/or shareholder meetings, or any Noteholder meeting under the terms of the Indenture, required to approve, consider, implement and consummate the Transaction; and

(f)
vote and exercise any powers or rights available to it irrevocably and unconditionally in favour of any proposal (including any amendments, waivers or consents) reasonably necessary to implement, consummate or give effect to the Transaction .

5.2	The Murano Guarantors (for themselves and on behalf of the other Murano Parties) further undertake to:

5.2.1
provide the AHG Advisors with all information material to the financial condition or prospects of the Murano Parties or the Group, in the aggregate, or the implementation or consummation of the Transaction, including any tax information of the Murano Parties or the Group that is related to, or relevant for, the Transaction, and comply with all reasonable requests for information from the AHG Advisors in relation to the Transaction;

5.2.2	co-operate fully with all reasonable requests made by the Ad Hoc Group (or the AHG Advisors on their behalf) in all matters relating to the implementation or consummation of the Transaction;

5.2.3
promptly notify the AHG Advisors of any matter or circumstance which it knows or suspects is likely to be or would reasonably be expected to become a material impediment to the implementation of the Transaction, to the extent such matter or event has not been publicly disclosed or it reasonably believes that another person has already notified the Ad Hoc Group and the AHG Advisors of such matter or circumstance, including, without limitation, any legal process (including legal proceedings, arbitration or regulatory proceedings, attachment, execution, distress or diligence and tax matters) against the Murano Parties or their assets;

5.2.4	promptly notify each other Party and the AHG Advisors:

(a)	if any representation or statement made or deemed to be made by it under this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(b)	of the details of any breach by it of any undertaking given by it under this Agreement; or

(c)	the details of any fact, matter or circumstance which permits (or would permit if not cured within any applicable grace period) a Party or Parties to terminate this Agreement;

5.2.5
make all securities and other filings and announcements and publish all documents and make all submissions required in connection with the matters contemplated by this Agreement and the Transaction as and when necessary, including to comply with all applicable laws;

5.2.6	provide such assistance as may reasonably be required by the Consenting Noteholders for the purpose of any regulatory or statutory clearance in connection with the Transaction;

5.2.7
subject to Clauses 13.7 and 13.8, reasonably consult, including by providing adequate notice of the timing and proposed content of any public announcement, with the Ad Hoc Group (which consultation may be facilitated by the AHG Advisors) as to the content of any public announcement to be made regarding this Agreement and/or the Transaction, provided that nothing shall restrict the issuance by any Group Company of any public announcement which may be required by law or regulation;

5.2.8
not declare or make any payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); and

5.2.9
not repay or make any payment of interest or principal on any shareholder loan or loan notes or redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, except in accordance with the terms of the Transaction.

6.	SPONSOR UNDERTAKINGS

6.1	Each of the Sponsors undertakes to:

6.1.1
support and use its best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Transaction in accordance with the terms of this Agreement and the Definitive Documents;

6.1.2	take all actions reasonably necessary to ensure that each Murano Party complies with its obligations and undertakings under this Agreement;

6.1.3
not take, encourage or support (or procure that any other person takes, encourages or supports) any action which would be, or would be reasonably expected to be, inconsistent with this Agreement or the implementation or consummation of the Transaction, or delay, impede, frustrate or prevent the implementation or consummation of the Transaction, including:

(a)
delaying, challenging, objecting to, encouraging or supporting any challenge or objection to any terms of the Transaction or any other step proposed to support, facilitate, implement, consummate or otherwise give effect to all or any part of the Transaction;

(b)
commencing, taking, supporting or actively assisting (or requesting, instructing or procuring that any other person commence, take, support or actively assist) any judicial, arbitration or regulatory proceedings or any action inconsistent with the Transaction or the terms of this Agreement, or which would reasonably be expected to be inconsistent with, or otherwise delay, impede, frustrate or prevent the implementation or consummation of the Transaction or breach or be inconsistent with this Agreement taken as a whole, including supporting, negotiating or preparing any alternative restructuring, refinancing, recapitalisation, arrangement, composition or other procedure in respect of the Group that is inconsistent with the Transaction or this Agreement taken as a whole;

(c)	soliciting, encouraging, discussing, facilitating, consenting to or entering into any other proposal or transaction in relation to the Notes other than the Transaction;

(d)
taking or consenting to the taking of any action which supports or favours any proposed winding-up, dissolution, administration or reorganisation of any Group Company or any other proposed composition, compromise, general assignment or arrangement with or for the benefit of any creditor of the Murano Parties or any other Group Company with a view to rescheduling or otherwise restructuring indebtedness, other than where reasonably necessary as agreed by the Majority Consenting Noteholders for the purposes of the implementation and consummation of the Transaction or if required by law; and

(e)
taking or consenting to the taking of any action which would breach or be inconsistent with the Transaction or this Agreement, or would deprive Noteholders of any of the benefits of the Transaction in any material respect.

7.	LIMITATIONS

7.1	Nothing in this Agreement shall:

7.1.1
require or attempt to require any Party to take any action that would breach any applicable legal or regulatory requirement beyond the control of that Party or any order or direction of any relevant court or Governmental Body and which impediment cannot be avoided or removed by taking reasonable steps;

7.1.2
restrict, or attempt to restrict, any officer or director of any Group Company from commencing insolvency proceedings in respect of that Group Company if that officer or director reasonably considers (on the basis of written legal advice they have received) that they are required to do so by any law, regulation or fiduciary duty, and such officer may take any steps that may be necessary to comply with such law, regulation or fiduciary duty, provided that the Murano Parties shall procure that such Group Company shall promptly (and in any case at least five (5) Business Days prior to any filing to the extent practicable and legally possible and compatible with fiduciary duties) notify the Consenting Noteholders if it concludes that reasons or circumstances have occurred or may occur that may make it more likely that it is necessary or advisable to file for insolvency proceedings notwithstanding the support provided under the terms of this Agreement;

7.1.3
restrict, or attempt to restrict, any Party or any officer or director of any Party or any Group Company from complying with any applicable securities laws or any legal obligations or fiduciary duty, or require any Party or any Group Company to refrain from taking any action if doing so is reasonably likely (on the basis of legal advice it has received) to result in any officer or director of that entity incurring personal liability or sanction owing to a breach of their legal or fiduciary duties or obligations as officer or director of such entity;

7.1.4
require any Consenting Noteholder to incur any material out-of-pocket costs or expenses (including legal fees), unless the Murano Parties have previously agreed in writing to meet those costs or expenses;

7.1.5	require any Consenting Noteholder to make any additional equity or debt financing available to any Group Company; or

7.1.6
oblige any Party to comply with its obligations under Clauses 4 and 5 in circumstances where proceedings have been commenced for the purpose of seeking an injunction preventing the implementation of the Transaction, and that Party (in its reasonable opinion and on the basis of legal advice it has received) believes that such proceedings are more likely than not to succeed.

8.	ACCESSION AND TRANSFER

8.1
A Noteholder may accede to this Agreement as a Consenting Noteholder and shall be entitled to enforce its terms as if an original Party in that capacity by executing a Noteholder Accession Deed and delivering a copy of the Noteholder Accession Deed to the Murano Parties and the AHG Advisors, together with such evidence as may be requested by the Murano Parties regarding the aggregate principal amount of the Locked-Up Notes it holds following accession.

8.2
The Murano Parties agree to perform its obligations owing under this Agreement to Noteholders acceding to this Agreement by way of a Noteholder Accession Deed, as if such Noteholders were an original Party.

8.3
Each Consenting Noteholder agrees not to sell, transfer, assign, novate or otherwise dispose of any legal or beneficial interests, rights, benefits or obligations (whether directly or indirectly) in all or any part of its Locked-Up Notes (a “Transfer”) at any time during the Lock-Up Period, unless:

8.3.1
the transferee is either a Consenting Noteholder or has first agreed to be bound by the terms of this Agreement as a Consenting Noteholder with respect to such Locked-Up Notes by acceding to this Agreement in accordance with Clause 8.1; and

8.3.2
the transferee provides written notice to the Murano Parties and the AHG Advisors within three (3) Business Days following the Transfer stating the aggregate principal amount of the Locked-Up Notes that it will hold following the Transfer together with such evidence as may be requested by the Murano Parties or the AHG Advisors regarding the aggregate principal amount of the Locked-Up Notes it holds following the Transfer.

8.4
A duly completed Noteholder Accession Deed in relation to any Locked-Up Notes will take effect on and from the date on which it is delivered to the Murano Parties and the AHG Advisors and on and from that date:

8.4.1
the transferring Party shall be discharged from all its obligations towards the other Parties under this Agreement with respect to such Locked-Up Notes and their respective rights against one another shall be cancelled with respect to such Locked-Up Notes (except in each case in respect of any rights, remedies, obligations or liabilities of the transferring Party that arose prior to that date); and

8.4.2
the transferee Noteholder shall become a Party to this Agreement and shall assume the same obligations and become entitled to the same rights and shall be entitled to enforce the terms of this Agreement, as if it had been an original Party to this Agreement in that capacity (excluding any rights, remedies, obligations or liabilities of the transferring Party that arose prior to the date of transfer).

8.5	If any of the representations and warranties made under a Noteholder Accession Deed is not true and correct, that Noteholder Accession Deed shall be void ab initio.

8.6
If any Consenting Noteholder purports to effect a Transfer before the relevant transferee is bound by the terms of this Agreement in accordance with Clause 8.3 and Clause 8.4, that Consenting Noteholder shall remain liable as a Consenting Noteholder in respect of its obligations and liabilities under this Agreement in respect of the relevant Locked-Up Notes until the relevant transferee is bound by the terms of this Agreement in accordance with Clauses 8.3 and 8.4.

8.7
Subject to Clause 8.8 below, following the Transfer of all of its Locked-Up Notes to another person in a manner permitted by this Agreement, a Consenting Noteholder shall cease to be a Consenting Noteholder and a Party to this Agreement.

8.8	Clause 8.7 above shall be:

8.8.1
without prejudice to the accrued rights of the relevant transferring Consenting Noteholder against any other Party or the accrued rights of any other Party against the relevant transferring Consenting Noteholder, with respect to any breaches of any of the terms of this Agreement that occurred prior to the Transfer (and that has not been otherwise transferred to the relevant transferee Consenting Noteholder);

8.8.2	without limitation to the obligations of any Party against the remaining Parties under the terms of this Agreement.

8.9
Locked-Up Notes may be Transferred to a Qualified Market Maker if such Qualified Market Maker has the purpose and intent of acting as a Qualified Market Maker in respect of the relevant Locked-Up Notes in which case such Qualified Market Maker shall not be required to accede to this Agreement or otherwise agree to be bound by the terms and conditions of this Agreement in respect of such Locked-Up Notes, provided that:

8.9.1
the relevant transferring Noteholder shall make such transfer conditional on any person to whom the relevant Locked-Up Notes are transferred by the Qualified Market Maker either (x) already being a Consenting Noteholder; or (y) agreeing to execute and deliver a Noteholder Accession Deed;

8.9.2
the relevant transferring Consenting Noteholder uses reasonable endeavours to procure that the Qualified Market Maker transfers the relevant Locked-Up Notes within five (5) Business Days of the settlement date in respect of its acquisition of Locked-Up Notes to a Consenting Noteholder or to a transferee who has executed and delivered a Noteholder Accession Deed in accordance with this Clause 8;

8.9.3
on or prior to the settlement date in respect of the Qualified Market Maker’s acquisition of Locked-Up Notes, the Murano Parties have received all documentation required under the terms of this Agreement in relation to both the Transfer to the Qualified Market Maker and the subsequent Transfer under Clause 8.9.2 above; and

8.9.4	no such Transfer is made within seven (7) Business Days of the Transaction Effective Date.

8.10	Any Transfer by a Consenting Noteholder that does not comply with the procedure set forth in this Clause 8 shall be deemed void ab initio.

8.11
Nothing in this Agreement shall prevent any Consenting Noteholder from purchasing Notes in addition to its Locked-Up Notes, and upon such purchase, such Notes shall automatically become Locked-Up Notes for all purposes set forth herein; provided that such Consenting Noteholder shall ensure the Murano Parties and the AHG Advisors are informed, in writing, within three (3) Business Days following such purchase.

9.	REPRESENTATIONS AND WARRANTIES OF THE CONSENTING NOTEHOLDERS

9.1
Each Consenting Noteholder represents and warrants to the Murano Parties on the date of this Agreement (in the case of an Original Consenting Noteholder) or the date on which it accedes to this Agreement in accordance with Clause 8 (in the case of an Additional Consenting Noteholder), in each case by reference to the facts and circumstances then existing on the relevant date, that:

9.1.1	it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation;

9.1.2
it has all requisite power, authority and legal capacity to execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement or the relevant Noteholder Accession Deed, as applicable;

9.1.3
the execution, delivery and performance of this Agreement and the relevant Noteholder Accession Deed, as applicable, by it do not and shall not require any registration, filing, consent, approval, notice or other action to, with or by, any governmental authority, court or regulatory body by such Consenting Noteholder (save as has been, or shall be, completed or fulfilled by it as required by applicable law or regulation);

9.1.4
this Agreement and the relevant Noteholder Accession Deed, as applicable, has been duly and validly executed and delivered by it and, if applicable, the duly authorised attorney acting on its behalf, and this Agreement and the relevant Noteholder Accession Deed represents its legal, valid and binding obligations, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganisation, moratorium or other similar laws relating to or limiting creditor's rights generally;

9.1.5	it is:

(a)	the holder of its Locked-Up Notes in the amount set out in the relevant Confidential Annexure(s); or

(b)
a fund or other entity advising or managing a Noteholder that is duly authorised to act on behalf of that Noteholder with respect to its Locked-Up Notes in the amount set out in the relevant Confidential Annexure(s); and

9.1.6
it is legally entitled and able to control the exercise and the casting of votes in relation to its Locked‑up Notes (or, in the case of Clause 9.1.5(b) above, the Locked‑Up Notes of the Noteholder it advises or manages) in order to comply with the terms of this Agreement.

9.2
Each Consenting Noteholder acknowledges that Schedule 2 (Term Sheet) sets out the principal terms of the Transaction and that the Murano Parties and the members of the Ad Hoc Group (including acting through its Advisors) may together approve the terms of the relevant Definitive Documents in respect of the Transaction of the Notes, provided that such Definitive Documents are consistent with the terms set out in Schedule 2 (Term Sheet).

9.3
The representations and warranties in Clauses 9.1 and 9.2 are made by the Original Consenting Noteholders on the date of this Agreement or by each Additional Consenting Noteholders on the date of its Noteholder Accession Deed and, in each case, shall be deemed to be repeated on each date on which it votes or gives any consent, direction or instruction pursuant to the terms of this Agreement by reference to the facts and circumstances existing on that date.

10.	MURANO PARTIES REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1	Each of the Murano Parties, individually represents and warrants to each of the Consenting Noteholders as at the date of this Agreement:

10.1.1	it is duly incorporated and validly existing under the law of its jurisdiction of incorporation;

10.1.2
it and, if applicable, the duly authorised attorney acting on its behalf, has all requisite power, authority and legal capacity to execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement;

10.1.3
the execution, delivery and performance of this Agreement by it and, if applicable, the duly authorised attorney acting on its behalf, do not and shall not require any registration, filing, consent, approval, notice or other action to, with or by, any governmental authority, court or regulatory body;

10.1.4
all consents, authorisations, exemptions, approvals, filings, licences and registrations required for the performance of this Agreement by it and, if applicable, the duly authorised attorney acting on its behalf, are in full force and effect;

10.1.5
the obligations expressed to be assumed by it and, if applicable, the duly authorised attorney acting on its behalf, in this Agreement are legal, valid, binding and enforceable, except to the extent that enforcement may be limited by commercial, bankruptcy, insolvency, reorganisation, moratorium or other similar laws relating to or limiting creditor's rights generally;

10.1.6
the entry into and performance by it and, if applicable, the duly authorised attorney acting on its behalf, of, and the transactions contemplated by, this Agreement do not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding on it or any of its assets;

10.1.7	no Events of Default are continuing under the Notes other than the Relevant Defaults;

10.1.8
to the best of its knowledge, having made all reasonable enquiries: (i) no order has been made, petition presented or resolution passed for the winding up of any Group Company (or analogous process); or (ii) no liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer has been appointed in respect of any Group Company (which, in each case, has not been dismissed, discharged or suspended); and

10.1.9
no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to constitute a Material Adverse Change have been started or (to the best of its knowledge having made all reasonable enquiries) threatened against it or any other Group Company hereto nor (to the best of its knowledge having made all reasonable enquiries) are there any circumstances reasonably likely to give rise to any such litigation, arbitration or administrative proceedings other than the Relevant Defaults.

10.2
The representations and warranties in Clause 10.1 are made by the Murano Parties on the date of this Agreement, and, in each case, shall be deemed to be repeated on each date on which it signs a Definitive Document by reference to the facts and circumstances then existing.

11.	TERMINATION

Automatic Termination

11.1	This Agreement will terminate immediately upon the Termination Date.

Consenting Noteholders’ Termination

11.2	The Majority Consenting Noteholders may terminate this Agreement at any time, unless otherwise specified below, upon providing a three (3) Business Days prior written notice to the Murano Guarantors:

11.2.1

(a)	if the Murano Parties fail to comply with any material provision of this Agreement; or

(b)	if any of the representations set out in Clause 10 proves to be inaccurate or untrue in any material respect when given, or when deemed to have been given,

and such failure or inaccuracy is not remedied, if capable of remedy, within ten (10) Business Days after the earlier of (i) the Majority Consenting Noteholders giving notice thereof to the Murano Guarantors and (ii) any Murano Party becoming aware of such failure to comply;

11.2.2	if any Event of Default, other than a Relevant Default, has occurred and is continuing; or

11.2.3	if the Majority Consenting Noteholders, acting reasonably and in good faith, determine that a Material Adverse Change has occurred at any time following the date of this Agreement.

11.3
For the avoidance of doubt, the Consenting Noteholders shall be released from all of their obligations under this Agreement upon the Majority Consenting Noteholders providing the written notice under and in accordance with Clause 11.2.

Voluntary Termination by the Murano Guarantors

11.4	The Murano Guarantors may terminate this Agreement at any time, unless otherwise specified below, upon providing a three (3) Business Days prior written notice to the AHG Advisors, if:

11.4.1	Consenting Noteholders holding in excess of 25% of the Notes materially breach this Agreement;

11.4.2	such breach has a material impact on the Parties’ ability to consummate the Transaction prior to the Long Stop Date; and

11.4.3	such breach is not remedied, if capable of remedy, within ten (10) Business Days after the Murano Guarantors giving notice thereof to the AHG Advisors.

11.5
For the avoidance of doubt, the Murano Parties shall be released from all of their obligations under this Agreement upon the Murano  Guarantors providing the written notice under and in accordance with Clause 11.4.

Individual Consenting Noteholder termination rights

11.6	A Consenting Noteholder may terminate this Agreement with respect only to itself at any time upon written notice to the Murano Parties in respect of that Consenting Noteholder only if:

11.6.1
an order of a Governmental Body or court of competent jurisdiction restraining or otherwise preventing implementation of the Transaction has been made and has not been revoked, withdrawn or dismissed within seven days of it being made; or

11.6.2	performing its obligations under this Agreement or entry into the Transaction would result in the Consenting Noteholder being in breach of any law or regulation.

Mutual Termination

11.7	This Agreement may be terminated by the mutual written agreement of the Murano Parties and the Super Majority Consenting Noteholders.

Effect of termination

11.8
This Agreement will cease to have any further effect on the date on which it is terminated in accordance with Clauses 11.1 to 11.7, provided that if the Agreement is terminated by a Consenting Noteholder with respect only to itself under Clause 11.6, this Agreement shall remain full force and effect among all other Parties.

11.9	Any termination of this Agreement shall be without prejudice to the rights, remedies, obligations or liabilities of any Party that have accrued prior to such termination.

11.10	This Clause 11.10 and Clauses 1, 2, 6, 11.8, 11.9, 12, 13, 14, 15, 16, 18, 19, 22 and 24 (the “Surviving Provisions”) shall survive the termination of this Agreement.

12.	RELATIONSHIP AMONG CONSENTING NOTEHOLDERS

Agreements amongst the Consenting Noteholders

12.1
This Clause 12 sets out certain rights and obligations amongst Consenting Noteholders only and is not intended to impact the rights and obligations of each Consenting Noteholder vis-à-vis any other Party.

No representation

12.2
Nothing in this Agreement shall create or imply any fiduciary duty, any duty of trust or confidence in any form on the part of the Ad Hoc Group or any member of the Ad Hoc Group (in its capacity as a member of the Ad Hoc Group and not in its capacity as a Noteholder and/or agent (as applicable)) to any other Party or the other Consenting Noteholders under or in connection with this Agreement, the Indenture, the Transaction or the Definitive Documents.

Ad Hoc Group not an agent

12.3
The Ad Hoc Group is not an agent and does not and will not “act for” or act on behalf of or represent the Consenting Noteholders in any capacity, will have no fiduciary duties to the Consenting Noteholders and will have no authority to act for, represent, or commit the Consenting Noteholders. The Ad Hoc Group will have no obligations other than those for which express provision is made in this Agreement (and for the avoidance of doubt the Ad Hoc Group is not under any obligation to advise or to consult with any Consenting Noteholders on any matter related to this Agreement).

No requirement to disclose information received in other capacities

12.4
No information or knowledge regarding the Murano Parties or the Group or their affairs received or produced by any Consenting Noteholder in connection with this Agreement shall be imputed to any other Consenting Noteholder and no Consenting Noteholder shall be bound to distribute or share any information received or produced pursuant to this Agreement to any other Consenting Noteholder or to any other Noteholder under the Indenture or any other person.

12.5
No information or knowledge regarding the Murano Parties or the Group or its affairs received or produced by any member of the Ad Hoc Group in connection with this Agreement or the Transaction shall be imputed to any other member of the Ad Hoc Group.

Ad Hoc Group may continue to deal with the Murano Parties

12.6
The Ad Hoc Group members will remain free to deal with the Murano Parties each on its own account and will therefore not be bound to account to any Party for any sum, or the profit element of any sum, received by it for its own account.

Consenting Noteholders can seek their own advice

12.7
For the benefit of the Ad Hoc Group, each Consenting Noteholder acknowledges and agrees that it will remain free to seek advice from its own advisers regarding its exposure as a Consenting Noteholder and will, as regards its exposure as a Consenting Noteholder, at all times continue to be solely responsible for making its own independent investigation and appraisal of the business, financial condition, creditworthiness, status and affairs of the Murano Parties and the Group.

Assumptions as to authorisation

12.8	The Ad Hoc Group may assume that (and shall not be required to verify):

12.8.1	any representation, notice or document delivered to them is genuine, correct and appropriately authorised;

12.8.2	any statement made by a director, authorised signatory or employee of any person regarding any matters are within that person’s knowledge or within that person’s power to verify; and

12.8.3	any communication made by any Group Company is made on behalf of and with the consent and knowledge of all the members of the Group.

Responsibility for documentation

12.9	The Ad Hoc Group:

12.9.1
will not be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Consenting Noteholder, the Group or any other person given in or in connection with this Agreement and any associated documentation or the transactions contemplated therein;

12.9.2
will not be responsible for the legality, validity, effectiveness, completeness, adequacy or enforceability of the Transaction, this Agreement or any agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the Transaction;

12.9.3
will not be responsible for any determination as to whether any information provided or to be provided to any Consenting Noteholder is non- public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing, market abuse or otherwise;

12.9.4
will not be responsible for verifying that any information provided to the Consenting Noteholder (using reasonable endeavours and usual methods of transmission such as email or post) has actually been received and/or considered by each Consenting Noteholder. The Ad Hoc Group shall not be liable for any information not being received by any Consenting Noteholder;

12.9.5	shall not be bound to distribute to any Consenting Noteholder or to any other person, any information received by it; and

12.9.6
shall not be bound to enquire as to the absence, occurrence or continuation of any Default or Event of Default (as such terms are defined in the Indenture), or the performance by the Murano Parties or any Group Company, in each case, of its obligations under the Indenture or any other document or agreement.

Own responsibility

12.10
It is understood and agreed by each Consenting Noteholder, for the benefit of the Ad Hoc Group, that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of, and investigation into, all risks arising in respect of the business of the Murano Parties and the Group or under or in connection with the Transaction, this Agreement and any associated documentation including, but not limited to:

12.10.1	the financial condition, creditworthiness, condition, affairs, status and nature of each Group Company;

12.10.2
the legality, validity, effectiveness, completeness, adequacy and enforceability of any document entered into by any person in connection with the business or operations of any Group Company or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction;

12.10.3
whether such Consenting Noteholder has recourse (and the nature and extent of that recourse) against any Group Company or any other person or any of their respective assets under or in connection with the Transaction and/or any associated documentation, the transactions therein contemplated, or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction;

12.10.4
the adequacy, accuracy and/or completeness of any information provided by any Group Company and advisers or by any other person in connection with the Transaction, and/or any associated documentation, the transactions contemplated therein, or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction; and

12.10.5	the adequacy, accuracy and/or completeness of any advice obtained by the Ad Hoc Group or the Group in connection with the Transaction or in connection with the business or operations of the Group.

12.11
Each Consenting Noteholder acknowledges to the Ad Hoc Group that it has not relied on, and will not hereafter rely on, the Ad Hoc Group or any of them in respect of any of the matters referred to in Clause 12.10 above and that consequently the Ad Hoc Group members shall not have any liability (whether direct or indirect, in contract, tort or otherwise) or responsibility to any Consenting Noteholder or any other person in respect of such matters.

Exclusion of liability

12.12
Without limiting Clause 12.13 below and without prejudice to any obligations a member of the Ad Hoc Group may have as a Consenting Noteholder, a member of the Ad Hoc Group in its capacity as such will not be liable for any action taken by it (or any inaction) under or in connection with the Transaction or this Agreement, unless directly caused by its gross negligence or wilful misconduct.

12.13
No Party (other than a member of the Ad Hoc Group in respect of any director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund of that member of the Ad Hoc Group) may take any proceedings against any director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund of any member of the Ad Hoc Group, in respect of (i) any claim it might have against the Ad Hoc Group or a member of the Ad Hoc Group or (ii) in respect of any act or omission of any kind by that director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund, in each case, in relation to this Agreement or the Transaction and any associated documentation or transactions contemplated therein and no such director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund shall be bound by any amendment or waiver of this Clause 12 (without the consent of such director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund. Each such director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate and Related Fund of a member of the Ad Hoc Group shall be entitled to rely on, enforce and enjoy the benefit of this Clause 12.13 as if they were parties to this Agreement.

12.14
Notwithstanding anything to the contrary in this Agreement, each member of the Ad Hoc Group is party to this Agreement in its capacity as a Consenting Noteholder only, and shall not under any circumstances be restricted from exercising its rights under this Agreement as a result of it being a member of the Ad Hoc Group.

AHG Advisors

12.15
If the AHG Advisors, with the prior consent of the Ad Hoc Group, act as coordinating counsel to any one or more of the Consenting Noteholders in relation to this Agreement, the Transaction, any of the transactions contemplated by this Agreement or the Transaction or any post-transaction activities of any Group Company, each Consenting Noteholder:

12.15.1
acknowledges that the AHG Advisors may, subject to their absolute discretion to determine otherwise, in accordance with applicable professional conduct rules, act in any or all of such capacities and shall not be required to disclose to any person any information they may receive in any or all of such capacities other than as expressly contemplated in this Agreement;

12.15.2	waives any claim that the relevant law firm’s representation of any or all of them or in any or all of such capacities represents a conflict of interest; and

12.15.3	confirms that it consents to the relevant law firm acting for any or all of them.

12.16
The AHG Advisors shall be entitled to rely on, enforce and enjoy the benefit of  Clause 12.15 above and this Clause 12.16 as if they were parties to this Agreement and the AHG Advisors shall not be bound by any amendment or waiver of this Clause 12.15 above and this Clause 12.16 or any other provision in this Agreement which affects their rights and obligations without each AHG Advisor’s prior written consent.

13.	CONFIDENTIALITY

General disclosure restrictions

13.1	Subject to this Clause 13, a Party may not disclose to any person:

13.1.1	the contents of this Agreement;

13.1.2	any of the terms of the Transaction, the Definitive Documents or transactions contemplated by this Agreement or the Transaction;

13.1.3
the amount of the Locked-Up Notes held by a Consenting Noteholder as set out in its Confidential Annexure(s) and the percentage of such Locked-Up Notes as a proportion of the then outstanding Notes; or

13.1.4	any Confidential Information.

Excluded information

13.2	The restrictions imposed by Clause 13.1 above shall not apply in respect of any information:

13.2.1	which now or hereafter comes into the public domain other than as a result of any breach of such undertaking of confidentiality; or

13.2.2
which is lawfully obtained by the receiving party from a person who, as far as the receiving party is aware and having made reasonable enquiry, is not a Party (other than any Group Company) and such person is not, as far as the receiving party is aware and having made reasonable enquiry, in breach of any undertaking of confidentiality in respect of such information.

Permitted disclosures

13.3	Subject to Clauses 13.5 and 13.6 below, Clause 13.1 shall not prevent disclosure:

13.3.1
of this Agreement by the Murano Parties as may be required or advisable pursuant to and in accordance with the terms of the Confidentiality Agreement or any other confidentiality agreement for the purposes of implementing the Transaction, including to allow the Noteholders to adhere hereto as Consenting Noteholders;

13.3.2
by the Murano Parties of this Agreement and the terms of the Transaction, to the extent necessary or advisable in connection with the Transaction, to its other creditors or potential providers of new financing or new capital either (i) with the prior written consent of the Majority Consenting Noteholders or (ii) subject to such creditor or potential provider of new financing or new capital being subject to a standard confidentiality agreement acknowledging the confidentiality provisions in this Agreement;

13.3.3
to a Party’s Affiliates, and the Party’s and its Affiliates’ officers, directors, employees, professional advisers (including the AHG Advisors) and auditors for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Transaction, the Definitive Documents and/or this Agreement, provided that the relevant person has agreed to keep such information confidential on terms equivalent to this Clause 13 (unless already bound by law, regulation, an existing contractual duty in respect of such information, or a professional duty to keep the same confidential);

13.3.4
to any person to whom information is required or requested to be disclosed by any Governmental Body, banking, taxation or other authority or similar body or by a court of competent jurisdiction but, in each case, strictly limited to what is so requested or required;

13.3.5	pursuant to the rules of any relevant stock exchange on which the relevant Party’s securities are listed or traded or pursuant to any applicable law or regulation;

13.3.6
to a court, arbitrator or administrative tribunal in the course of proceedings, investigations or disputes before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings, investigations or disputes or is necessary in connection with enforcing any right, power or remedy it may have under a document to which it is a party;

13.3.7
made by a Consenting Noteholder to a person to (or through) whom that Consenting Noteholder may Transfer (or may potentially Transfer) all or any of its rights or obligations in respect of its Locked-Up Notes as permitted by this Agreement, provided that the person to whom the information is to be given has agreed to keep such information confidential on terms equivalent to this Clause 13 in a binding agreement with the Murano Parties, unless already bound by law, regulation or a professional duty to keep the same confidential; and

13.3.8
to a Party made by another Party for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by this Agreement, the Transaction and the Definitive Documents.

13.4
Notwithstanding Clauses 13.5 and 13.6 below, each Party hereby irrevocably instructs and authorizes the Murano Parties to inform the Parties (and to the extent necessary or advisable in connection with the Transaction, its other creditors or new money providers) of the aggregate amounts of Locked-Up Notes held by the Consenting Noteholders from time to time and in any event the Murano Parties shall promptly inform the AHG Advisors of the same (and provide evidence of the same to the AHG Advisors, including copies of this Agreement, Noteholder Accession Deeds, and written notice of a Transfer delivered under Clause 8.3.2 together, in each case, with the Consenting Noteholders’ Confidential Annexure(s)) upon their request.

Confidential Annexures

13.5
The amount of each Consenting Noteholder’s Locked-Up Notes as detailed in any Confidential Annexure will be strictly confidential and, unless otherwise agreed by that Consenting Noteholder, shall only be disclosed to the Murano Parties and the AHG Advisors and not to any other Party.

13.6
Notwithstanding Clause 13.5 above, each Consenting Noteholder acknowledges and agrees that any Confidential Annexure may be disclosed by the Murano Parties and the AHG Advisors (if applicable) to the extent required by any applicable law, rules, regulation or court order.

Publicity

13.7
Subject to Clause 13.3.1 and 13.4 above, no announcement regarding, or reference to, this Agreement or the Transaction will be made by or on behalf of any Party (whether publicly or otherwise) without the prior consent of the Majority Consenting Noteholders and the Murano Parties, as applicable (and the Murano Parties shall ensure compliance by each other Group Company with this Clause 13.7).

13.8
Clause 13.7 above does not apply to any announcement required by law or regulation or any applicable stock exchange. Any Party required to make such an announcement shall, unless the requirement is to make an immediate announcement with no time for consultation, consult with the Murano Parties and the Majority Consenting Noteholders before making the relevant announcement.

14.	RELATIONSHIP WITH OTHER DOCUMENTS

14.1
Subject to the terms of this Agreement, the Notes, the Indenture or any other documents related to the Notes shall continue in full force and effect and the relevant parties thereto shall continue to comply with the terms of such documents.

14.2	In the event of any inconsistency between the Indenture or any other documents related to the Notes and this Agreement, the terms of this Agreement shall prevail.

15.	RESERVATION OF RIGHTS

15.1
Unless expressly provided herein to the contrary, this Agreement does not amend or constitute a waiver of any Party’s rights under the Notes, the Indenture or any other documents related to the Notes, or any other claims against any Group Company and such rights are fully reserved.

15.2
If this Agreement is terminated for any reason, such termination shall be without prejudice to any accrued rights and liabilities under this Agreement and such rights of each Consenting Noteholder against any other Party are fully reserved.

15.3
All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy hereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

16.	SPECIFIC PERFORMANCE

Without prejudice to any other rights or remedies that the Parties may have, each Party acknowledges and agrees that damages alone may not be an adequate remedy for breach of the terms of this Agreement and the Parties shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

17.	FURTHER ASSURANCE

Each of the Parties agrees to promptly execute and deliver such other documents or agreements and take all other action or procure that all such other action is taken as is reasonably desirable or necessary in order to implement the terms of this Agreement.

18.	COSTS AND EXPENSES

The Murano Parties shall (or shall procure that another Group Company will) pay all reasonable and properly incurred fees, costs and expenses of the AHG Advisors and ensure that any then-outstanding and payable amounts under the AHG Advisors Fee Letters are paid on earlier of the following dates (unless such fees, costs and expenses have already been paid in full prior to such date):

(a)
the Original Effective Date in respect of the fees, costs and expenses of the AHG Advisors then outstanding and payable under the terms of the applicable AHG Advisors Fee Letters (as a condition precedent to the occurrence of the Original Effective Date);

(b)	the date on which this Agreement terminates in accordance with its terms; and

(c)	the Transaction Effective Date (as a condition precedent to the occurrence of the Transaction Effective Date).

19.	NOTICES

19.1	All notices with regard to this Agreement should be sent, if intended to the any of the Murano Parties, to:

Ferrocarril de Cuernavaca 20, 12th floor
Lomas de Chapultepec,
Alcaldía Miguel Hidalgo.
Zip Code 11000, Mexico City
Email: marcos@murano.com.mx

Attention: Mr. Marcos Sacal Cohen

-and-

Sainz Abogados
Torre del Bosque
Blvd. Manuel Ávila Camacho 24 - Piso 21
Lomas de Chapultepec
11000 CDMX
Attention:	Alejandro Sainz (asainz@sainzmx.com)

-and-

Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, New York 10001-1696
Attention:	Hugo Triaca (Hugo.Triaca@cliffordchance.com)

19.2
All notices with regard to this Agreement should be sent, if intended for the Consenting Noteholders, to the addresses included in the relevant signatures pages, and in respect of notices addressed to the Ad Hoc Group, with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
2 London Wall Place
London EC2Y 5AU, England
Attention:	Solomon Noh (sjnoh@cgsh.com) and
Polina Lyadnova (plyadnova@cgsh.com)
-and-

Galicia Abogados, S.C.
Av. Ricardo Margaín No. 440, Desp. 901. Valle de Campestre, 66265, San Pedro Garza
García, NL, Mexico
Attention:	Eugenio Sepulveda (esepulveda@galicia.com.mx)

and-

Houlihan Lokey
10250 Constellation Blvd. 5th Floor
Los Angeles, CA 90067
310.712.6513
Attention:	Jorge Villen (jvillen@hl.com)

19.3
Notices required to be provided to the Consenting Noteholders with regard to this Agreement may also be provided via the Clearing Systems with a copy to the AHG Advisors pursuant to the notice details set out above.

19.4	Any Party may change its contact details by giving five (5) Business Days written notice to each other Party.

19.5	Any notice given in connection with this Agreement must be in English.

19.6
For the avoidance of doubt, any notice, communication or request that may be made or is required to be made by any member of the Ad Hoc Group under or in connection with this Agreement may be validly given by the AHG Advisors on behalf of any one or more members of the Ad Hoc Group via email.

20.	AMENDMENTS AND WAIVERS

20.1
Subject to Clauses 20.2 below and other than where expressly stated otherwise, any term of this Agreement may be amended or waived only with the prior written consent of the Murano Parties and the Majority Consenting Noteholders save that any provision which expressly requires consent of the Super Majority Consenting Noteholders can only be amended with the prior written consent of the Murano Parties and the Super Majority Consenting Noteholders.

20.2
Any proposed changes to this Agreement that amend the implementation method or terms of the Transaction (including the term sheet set out at Schedule 2 (Term Sheet)) requires the prior written consent of the Murano Parties, the Super Majority Consenting Noteholders and each member of the Ad Hoc Group.

20.3
Where a written consent, acceptance, approval or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval or waiver shall be deemed to have occurred if, by agreement between the Parties submitting and receiving such consent, acceptance, approval or waiver (or in respect of members of the Ad Hoc Group by the AHG Advisors), it is conveyed in writing (including electronic mail) between each such Party (or on behalf of members of the Ad Hoc Group, by the AHG Advisors, or on behalf of the Murano Parties, by its Advisors, in each case without representations or warranties of any kind on behalf of the AHG Advisors or counsel to the Murano Parties).

20.4
The Murano Parties shall, on request from a Party or the AHG Advisors, promptly provide evidence of the consents to such amendment or waiver and an updated conformed copy of this Agreement reflecting such amendment or waiver.

21.	ENTIRE AGREEMENT

This Agreement and any agreements referred to herein constitute the entire contract among the Parties hereto relating to the subject matter hereof and, without prejudice to any of the agreements referred to in Clause 15.1 above, supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

22.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, that will not affect: (a) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or (b) the legality, validity or enforceability in other jurisdictions of any term of this Agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each Party on different counterparts. Each counterpart shall be deemed an original and all counterparts shall together constitute a single agreement.

24.	GOVERNING LAW AND JURISDICTION

24.1
This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than those of the State of New York.

24.2
Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan (the “Chosen Courts”) in any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby (a “Legal Proceeding”), (ii) agrees that all claims in respect of any such Legal Proceeding be heard and determined in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iv) agrees not to bring or support any Legal Proceeding anywhere other than the Chosen Courts and (v) agrees that a final and non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Clause 24.2.

24.3
EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

24.4
The Murano Guarantors shall appoint and maintain an agent for service of process in the Borough of Manhattan, New York. The Murano Guarantors hereby irrevocably appoint Corporation Service Company, currently located at 19 West 44th Street, Suite 200, New York, New York 10036 as their agent for service of process in any Legal Proceeding. Each such Party agrees that service of process upon such agent, together with written notice of such service to that Party in accordance with Clause 19, shall be deemed effective service of process upon that Party. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law.

IN WITNESS whereof the Parties have duly executed this Agreement on the day and year first above written.

SCHEDULE 1
FORM OF NOTEHOLDER ACCESSION DEED

To:

BANCO MULTIVA, S.A., GRUPO FINANCIERO MULTIVA, DIVISION FIDUCIARIA (AS SUCCESSOR OF CIBANCO, S.A., INSTITUCION DE BANCA MULTIPLE), solely as trustee of Trust No. CIB/4323 (the “Issuer Trust”);

OPERADORA HOTELERA G.I., S.A. DE C.V., a company incorporated under the laws of Mexico (the “Operator Guarantor”);

MURANO PV, S.A. DE C.V., a company incorporated under the laws of Mexico (the “Parent Guarantor”)

BANCO MULTIVA, S.A., GRUPO FINANCIERO MULTIVA, DIVISION FIDUCIARIA (AS SUCCESSOR OF CIBANCO, S.A., INSTITUCION DE BANCA MULTIPLE), solely as trustee of Trust No. CIB/3224 and Trust No. CIB/3001 (the “Subsidiary Guarantors” and together with the Operator Guarantor, Parent Guarantor, and the Issuer Trust, the “Murano Parties”)

With a copy to:	The AHG Advisors

From:     [name of proposed Additional Consenting Noteholder]

Date:

Dear Sirs,

Lock-Up Agreement dated _____________ 2026 between, amongst others, the Murano Parties and the Original Consenting Noteholders (as defined therein) (the “Lock-Up Agreement”)

We refer to the Lock-Up Agreement. This is a Noteholder Accession Deed.

We, [name of Additional Consenting Noteholder] (the “New Party”) of [address/registered office], agree for the benefit of each other Party to the Lock-Up Agreement to be a Consenting Noteholder under the Lock-Up Agreement and to be bound by the terms of the Lock-Up Agreement as a Consenting Noteholder with effect from the date of this Noteholder Accession Deed.

The New Party makes each of the representations and warranties in Clause 9.1 of the Lock-Up Agreement on the date of this Accession Deed to each of the other Parties to the Lock-Up Agreement.  If any of the representations and warranties made under this Noteholder Accession Deed is not true and correct, this Noteholder Accession Deed shall be void ab initio.

[Following the Transfer (as defined in Clause 8.3 of the Lock-Up Agreement),]  [T]/[t]he aggregate principal amount of the Notes that the New Party [holds]/[will hold] and the relevant details in relation to those Notes are as set out in the Confidential Annexure to this Noteholder Accession Deed.

Notice details for the purposes of Clause 19 (Notices) of the Lock-Up Agreement:

Contact person:
Contact email:
Contact telephone:

For the avoidance of doubt, we hereby acknowledge and agree that the above Notes are, on and from the date of this Accession Deed, Locked-Up Notes.

This Accession Deed and any non‑contractual obligations arising out of or in connection with it are governed by the laws of the State of New York.

Clause 24 (Governing Law and Jurisdiction) of the Lock-Up Agreement shall apply to this Accession Deed as if set out in full herein with the necessary changes being made and each reference to “this Agreement” or like references being a reference to this Noteholder Accession Deed.

Executed and delivered as a deed poll by:

[NEW PARTY]
acting by:
in the presence of:
Name:
Address:
Occupation:

Confidential Annexure to Noteholder Accession Deed

Notes	Original principal amount of Notes held by it which are subject to the Lock-Up Agreement as at the date of this Agreement (USD)

SCHEDULE 2
TERM SHEET

EXECUTION VERSION
OPERADORA HOTELERA G.I., S.A. DE C.V., as the Operator Guarantor

By:
Name:
Title:

[Signature page to the Lock-Up Agreement]

EXECUTION VERSION
MURANO PV, S.A. DE C.V., as the Parent Guarantor

By:
Name:
Title:

[Signature page to the Lock-Up Agreement]

EXECUTION VERSION
MURANO GLOBAL INVESTMENTS PLC, as the Sponsor

By:
Name:
Title:

[Signature page to the Lock-Up Agreement]

EXECUTION VERSION
ELIAS SACAL CABABIE, as the Sponsor

By:
Name:
Title:

[Signature page to the Lock-Up Agreement]

EXECUTION VERSION
The Original Consenting Noteholders

For and on behalf of [Original Consenting Noteholder]

By:

Name:

Title:

Notice details for the purpose of Clause 19 (Notices):

Address:

E‑mail:
Attention:

[Signature page to the Lock-Up Agreement]

Confidential Annexure to Signature Page to Lock-Up Agreement

Name of Original Consenting Noteholder:

Original principal amount of Notes held by it as at the date of this Agreement:

USD

[Signature page to the Lock-Up Agreement]